EXHIBIT 21
EOG Resources, Inc.
Subsidiaries
As of December 31, 2016

Company Name	Place Of Incorporation
EOG - Canada, Inc.	Delaware
EOG A Resources, Inc.	New Mexico
EOG Canada Oil & Gas Inc.	Alberta
EOG Expat Services, Inc.	Delaware
EOG M Resources, Inc.	New Mexico
EOG Resources (Nevis) Block 4 (a) Limited	Nevis
EOG Resources Assets LLC	Delaware
EOG Resources China Limited	Hong Kong
EOG Resources Colombia Limited	Cayman Islands
EOG Resources International, Inc.	Delaware
EOG Resources Marketing LLC	Delaware
EOG Resources Nevis U (b) Block Limited	Nevis
EOG Resources Nitro2000 Ltd.	Nevis
EOG Resources Railyard (Louisiana) LLC	Delaware
EOG Resources Railyard (North Dakota), Inc.	Delaware
EOG Resources Railyard (Oklahoma), Inc.	Delaware
EOG Resources Railyard (Texas) LLC	Delaware
EOG Resources Railyard (Wyoming) LLC	Delaware
EOG Resources Railyard, Inc.	Delaware
EOG Resources Trinidad - U(a) Block Limited	Cayman Islands
EOG Resources Trinidad Block 4(a) Unlimited	Trinidad
EOG Resources Trinidad Limited	Trinidad
EOG Resources Trinidad U(b) Block Unlimited	Trinidad
EOG Resources United Kingdom Limited	United Kingdom
EOG Y Resources, Inc.	New Mexico
EOGI China International Ltd.	Cayman Islands
EOGI Colombia International Ltd.	Cayman Islands
EOGI International Company	Cayman Islands
EOGI International, Inc.	Delaware
EOGI Trinidad - U(a) Block Company	Cayman Islands
EOGR Canada Holdings Inc.	Alberta
EOGR Investments ULC	Alberta
Globe TAS LLC	Delaware
Hawthorn Oil Transportation (North Dakota), Inc.	Delaware
Hawthorn Oil Transportation (Oklahoma), Inc.	Delaware
Hawthorn Oil Transportation (Texas), Inc.	Delaware
Hawthorn Oil Transportation, Inc.	Delaware

Maljamar Water System LLC	New Mexico
Murrott Capital Ltd.	Nevis
Nilo Operating Company	Delaware
Nueces Pipeline LLC	Delaware
Online Energy Solutions, Inc.	Delaware
Pecan Pipeline (North Dakota), Inc.	Delaware
Pecan Pipeline (RM), Inc.	Delaware
Pecan Pipeline Company	Delaware
Trail Mountain, Inc.	New Mexico